Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Agree Realty Corporation
Agree Limited Partnership

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Agree Realty Corporation
Debt	Guarantees of 5.625% Notes due 2034	Rule 457(n)	(2)	(2)	(2)	(2)	(2)
Agree Limited Partnership
Debt	Agree Limited Partnership 5.625% Notes due 2034	Rule 457(r)	$450,000,000	98.827%	444,721,500	0.0001476	66,420.00
Subsidiary Guarantors
Debt	Guarantees of 5.625% Notes due 2034	Rule 457(n)	(2)	(2)	(2)	(2)	(2)
Total Offering Amounts							66,420.00
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							66,420.00

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (File Nos. 333-271668 and 333-271668-54) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantees being registered hereby.